Exhibit 10.67
RETIREMENT AND TRANSITION AGREEMENT
This Retirement and Transition Agreement (the “Agreement”) is made as of this 5th day of January, 2026, by and between Rayonier Advanced Materials Inc. (the “Company”) and De Lyle
W. Bloomquist (the “Executive”).

WHEREAS, the Executive has served as President and Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Executive has notified the Company of his intention to retire as President and CEO of the Company effective January 5, 2026;

WHEREAS, the Company and the Executive have mutually agreed to end their employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties set forth herein, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.Cessation of Employment as President and CEO. (a) The Executive shall cease to serve as President and CEO and as an executive officer of the Company effective January 5, 2026 (the “Transition Date”) and shall retire as a member of the Board of Directors on the Transition Date. The Executive hereby and effective on the Transition Date also resigns from all other positions, offices and directorships with the Company and any affiliate and subsidiary of the Company (except as otherwise set forth in this Agreement), as well as from any positions, offices, and directorships on the Company’s and its affiliates’ and subsidiaries’ foundations, benefits plans, and programs.

(b) During the period (the “Transition Period”) from the Transition Date through the earlier to occur of (i) May 13, 2026 or (ii) any earlier termination of the Executive’s employment by either party (the “Departure Date”), the Executive shall be employed by the Company as an Advisor to the Chief Executive Officer. During the Transition Period, the Executive shall assist with the transition of his duties and conduct such other work on behalf of the Company, to the extent requested by the CEO. During the Transition Period, the Executive shall make himself available without restriction for business purposes by telephone and electronic mail to the Company’s CEO, any executive directly reporting to the Company’s CEO, and any employee or officer as requested by the Company’s CEO.

(c) Effective on the Departure Date, the Executive’s employment with the Company and its affiliates will automatically terminate without the need for any further action by the Company, the Executive, or any other party.

(d) Notwithstanding any other provisions of this Agreement to the contrary, including without limitation Section 6 of this Agreement and Paragraph 16 of the Executive Release (as defined below), except as otherwise provided in Section 5 of this Agreement with respect to the Executive’s outstanding equity awards, if the Executive’s employment is terminated prior to May 13, 2026 due to:
(i)the Company’s termination of the Executive’s employment for Cause (as defined below) (a “Disqualifying Termination”), then the Executive shall have no right to receive any payments, benefits, vesting, or other rights provided in this Agreement after the date of such resignation or termination for Cause, provided that, for the avoidance of doubt, Executive shall remain entitled to receive any Base Compensation earned but unpaid through the date of termination, payment for any earned but unused vacation days and any benefits under any qualified or nonqualified deferred compensation and defined benefit plans of the Company in which the Executive is a participant, consistent with the Executive’s (or his beneficiaries’) rights under such plans and shall be entitled to retain any equity awards that vested prior to the Departure Date; or
(ii)the Executive’s voluntary resignation for any reason, the Executive’s termination of employment by the Company without Cause, or due to the Executive’s death or Disability (as defined below), then the Executive shall continue to receive all of the payments, benefits, vesting or other rights provided in this Agreement after the date of such resignation or termination through May 13, 2026, subject to the occurrence of the Second Release Effective Date.
(e) For purposes of this Agreement, “Cause,” “Disability” and “Change in Control” shall have the meaning set forth in the Company’s Executive Severance Pay Plan (Non- CIC Plan) as currently in effect. For the avoidance of doubt, all rights and benefits provided to Executive under this Agreement shall be in lieu of any rights of Executive to claim entitlement to severance pay or benefit provided under the Company’s Executive Severance Plans (as of the Effective Date or during the Transition Period), which are hereby fully and unconditionally waived.

2.Payment Obligations. During the Transition Period, the Executive shall receive cash payments of Eighty-Three Thousand, Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($83,333.33) per month, equating to his 2025 base salary of One Million Dollars ($1,000,000) (“Base Compensation”), which shall be paid pro-rata on a semi-monthly basis. All payments during the Transition Period shall be made to the Executive less all applicable taxes, deductions, and other withholdings.
3.Cash Incentive Program. For calendar year 2026, the Executive shall be eligible to participate in the Company’s annual cash incentive program. The Executive shall be eligible to earn an annual cash incentive compensation award based upon a target award opportunity of $1,000,000, which is equal to 100% of his Base Compensation, subject to achievement of the pre- established performance metrics under the program and the terms and conditions of such program and the Company’s Non-Equity Incentive Plan, and any such award shall be paid in full without proration. Any bonus award for calendar year 2026 shall be made to Executive less all applicable taxes, deductions, and other withholdings at the same time that bonus awards, if any, are made to other participants in the annual cash incentive program generally. The Executive shall also remain eligible for payment of his 2025 annual bonus in the ordinary course pursuant to the terms and conditions of the Company’s annual cash incentive program.
4.Equity Awards. (a) The Executive shall not be eligible to participate in, and shall not receive, any long-term incentive compensation, equity-based awards or cash-based awards following the Effective Date, including, but not limited to, any performance stock unit (“PSU”), restricted stock unit (“RSU”), or performance cash units of the Company or any of its affiliates.

(b) The Executive’s 2023 RSU award, with a grant date of March 1, 2023, shall remain outstanding and continue to vest in accordance with, and subject to, its terms. Notwithstanding the foregoing, upon the Departure Date (other than as a Disqualifying Termination), due to the Executive’s “Retirement,” , the award shall immediately and fully vest and be settled in accordance with its terms.

(c) The Executive’s 2023, 2024 and 2025 PSU awards shall remain outstanding and continue to vest in accordance with, and subject to, their terms. For purposes of the award agreements evidencing the 2024 and 2025 PSU awards, the date of “Retirement” shall be May 13, 2026. Notwithstanding the foregoing, upon termination of the Executive’s employment other than a Disqualifying Termination, the Executive shall be treated as if he had retired on May 13, 2026 for all purposes under the PSU awards, and the awards shall remain outstanding and continue to vest, with the number of earned shares to be determined based on achievement of the pre- established performance metrics and otherwise subject to the terms and conditions of the PSU award. Any earned shares will be paid to the Executive on a pro rata basis, based on the portion of the applicable three-year performance cycle during which the Executive was employed, at the same time that PSU awards are paid to other participants in the long-term incentive program generally. Upon termination of the Executive’s employment resulting from a Disqualifying Termination, the award, to the extent unvested, shall be immediately forfeited.

(d) The Executive’s 2023, 2024 and 2025 performance cash unit (“PCU”) awards, shall remain outstanding and continue to vest in accordance with, and subject to, their terms. For purposes of the award agreements evidencing the 2024 and 2025 PCU awards, the date of “Retirement” shall be May 13, 2026. Notwithstanding the foregoing, upon termination of the Executive’s employment other than a Disqualifying Termination, the Executive shall be treated as if he had retired on May 13, 2026 for all purposes under the PCU awards, and the awards shall remain outstanding and continue to vest, with the number of earned units to be determined based on achievement of the pre-established performance metrics and otherwise subject to the terms and conditions of the PCU award. Any earned units will be paid to the Executive on a pro rata basis, based on the portion of the applicable three-year performance cycle during which the Executive was employed, at the same time that PCU awards are paid to other participants in the long-term incentive program generally. Upon termination of the Executive’s employment resulting from a Disqualifying Termination, the award, to the extent unvested, shall be immediately forfeited.

(e) In the event of a Change in Control during the Transition Period, the treatment of Executive’s outstanding equity awards shall be governed by the terms of the Company’s Incentive Stock Plan.
5.Benefits. During the Transition Period, the Executive shall continue to participate on the same terms and conditions in the Company’s qualified and non-qualified retirement and deferred compensation plans and in the medical, dental, vision, and life insurance benefit programs in which he currently participates through the Departure Date. Following the Departure Date, the Executive may elect to continue medical, dental, and vision plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). During the Transition Period, the Executive will continue to participate in the Company’s executive perquisite program as may then be in effect, subject to any earlier Disqualifying Termination in which case participation will cease as of the termination date.
6.Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, this Agreement shall not become effective, and neither the Company nor the Executive shall have any rights or obligations under this Agreement, unless and until the Executive General Release attached as Exhibit A hereto and made a part hereof (the “Executive Release”) becomes effective pursuant to its terms. Furthermore, the payments, benefits, vesting, and other rights provided to the Executive in this Agreement are subject to, and contingent upon, the occurrence of the “Second Release Effective Date” (as defined in the Executive Release). If the Second Release Effective Date does not occur, the Executive shall have no right to receive any payments, benefits, vesting, or other rights provided in this Agreement after the Departure Date.
7.Confidential and Proprietary Information. The Executive acknowledges that in connection with his employment, he has had access to information of a nature not generally disclosed to the public. The Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company and any of the Released Parties’ (as defined in the Executive Release attached hereto as Exhibit A) (including affiliates and subsidiaries) business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and confidential information regarding third parties obtained in connection with the Executive’s employment. Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written, or electronic media. “Confidential and Proprietary Information” shall not include information that (a) was already publicly known at the time of disclosure to Executive; (b) subsequently becomes publicly known other than through disclosure by Executive; or (c) is generally known within the industry. The Executive understands that Confidential and Proprietary Information is owned and shall continue to be owned solely by the Company (or Released Party, as applicable). The Executive agrees that he has not disclosed and will not disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information except as may be required to respond to a court order, subpoena, or other legal process. In the event the Executive receives a court order, subpoena, or notice of other legal process requiring the disclosure of any information concerning the Company or any of the Released Parties, including but not limited to Confidential and Proprietary Information, to the extent permitted by law, the Executive shall give the Company notice of such process within 48 hours of receipt, in order to provide the Company (or Released Party, as applicable) with the opportunity to move to quash or otherwise seek the preclusion of the disclosure of such information, as determined by the Company in its sole discretion. In the event the Company contests such an order or otherwise seeks preclusion of the disclosure of such information, the Executive will provide his reasonable assistance to support the Company at no additional cost during the Transition Period. The Executive acknowledges that he has complied and will continue to comply with this commitment, both as an employee and after the end of his employment. This Section shall in all respects be subject to Paragraph 10 of the Executive Release.
8.Successor to Company. This Agreement shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
9.Entire Agreement/Modification/Severability. The Company and the Executive agree that this Agreement (including the Executive Release to be executed and delivered by the Executive pursuant to Section 6 above) constitute the full and complete understanding among them and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, concerning the subject matter hereof; provided, however, that any restrictive covenants to which Executive is subject shall remain in full force and effect. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. This Agreement may not be modified or amended except in writing, signed by the parties hereto, and specifically stating that the writing modifies or amends this Agreement. In the event that any provision of this Agreement, including Exhibit A hereto, is held to be void or unenforceable by a court of competent jurisdiction, the parties jointly request that such provision be deemed modified to the least extent necessary to render it enforceable. In the event that such modification is not feasible, the unenforceable provision shall be severed from this Agreement, and all remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable provision had been deleted.
10.Governing Law/Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Florida. In any suit, action, or proceeding seeking to enforce any provision of this Agreement, the Executive hereby (a) irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Florida or any of the state courts of the State of Florida; (b) waives, to the fullest extent permitted by applicable law, any objection which he may now or hereafter have to the laying of venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum; and (c) agrees that process in any such suit, action, or proceeding may be served on him anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 12 of this Agreement, shall be deemed effective service of process on such party in any such suit, action, or proceeding. The Executive and the Company agree to waive any right to a jury in connection with any judicial proceeding.
11.Section 409A Compliance. It is intended that this Agreement will comply with the provisions of Internal Revenue Code Section 409A and all regulations, guidance, and other interpretive authority issued thereunder (“Section 409A”), and this Agreement shall be construed and interpreted and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred. Each and every payment under this Agreement shall be treated as a separate payment under Treasury Regulation Section 1.409A-2(b)(2)(iii). A termination of employment shall be deemed to occur in accordance with the requirements of Treasury Regulation Section l.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Notwithstanding anything else herein to the contrary, if the Executive is determined to be a “specified employee” within the meaning of Treasury Regulation Section l.409A-1(i), then any payments of deferred compensation within the meaning of Section 409A (after giving effect to the short-term deferral rule and the severance pay exception under applicable Treasury Regulations under Section 409A), due to the Executive that are payable as a result of his termination of employment, shall be delayed until the first day of the seventh calendar month following his termination of employment, but only to the extent that such delay is required in order to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.
Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates be liable for any tax, additional tax, interest, or penalty that may be imposed on the Executive pursuant to Section 409A or for any damages for failing to comply with Section 409A.

12.Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing and delivered to the other party thereto at the following address:

If to the Company:

Colby Slaughter
Vice President, General Counsel and Corporate Secretary
Rayonier Advanced Materials
1301 Riverplace Blvd, Suite 2300
Jacksonville, FL 32207

If to the Executive:

De Lyle W. Bloomquist
1401 Riverplace Blvd, Apt 1408
Jacksonville, FL 32207

All notices to also to be sent electronically to:
delyleb@hotmail.com

Notices shall be deemed duly delivered upon hand delivery at the above address, or one day after deposit with a nationally recognized overnight delivery company, or three days after deposit in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

13.Assignment. This Agreement is personal in nature to the Company. The rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.Arbitration. To the fullest extent permitted by law, any dispute or controversy arising under or in connection with this Agreement, or otherwise arising between the Executive and the Company, that cannot be mutually resolved by the parties, shall be settled exclusively by arbitration in Jacksonville, Florida. Such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (the “AAA”) before one arbitrator, who shall be selected jointly by the parties, or if the parties cannot agree on the selection of the arbitrator, shall be selected pursuant to the rules of the AAA. All costs of arbitration, including each party’s reasonable attorneys’ fees and costs, shall be borne by the unsuccessful party or, at the discretion of the arbitrator, shall be prorated between the parties in such proportions as the arbitrator determines to be equitable and shall be awarded as part of the arbitrator’s award. Nothing herein shall prohibit the Company from seeking injunctive or equitable relief from the state or federal courts of Florida, in an effort to prevent an actual or threatened breach of this Agreement or any restrictive covenants to which the Executive is subject , or in an effort to obtain specific performance of the terms and conditions of this Agreement or any restrictive covenants to which the Executive is subject. With respect to any such legal action, the parties agree to be subject to personal jurisdiction in the state and federal courts located in the State of Florida. This Paragraph shall be governed by and interpreted in accordance with the Federal Arbitration Act.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

16.Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17.Non-Disclosure. Unless otherwise required by law, the Executive agrees not to disclose, either directly or indirectly, any information regarding the existence or substance of this Agreement, including specifically any of the terms of payment hereunder, which are not made public by the Company as required by law. This nondisclosure includes, but is not limited to, members of the media, present or former members of the Company (or of any Released Party), and other members of the public, but does not include an attorney, an accountant, an immediate family member, or a representative whom the Executive chooses to consult or seek advice from regarding his consideration of and decision to execute this Agreement.

18.Third-Party Claims Against Executive. The Company will provide legal defense of third-party claims made against the Executive while acting within the scope of his employment during the Transition Period; provided, however, that the Company shall not be required to provide defense of any claims arising out of actions taken by the Executive outside the scope of his employment or the Executive’s willful misconduct, gross negligence, bad faith or fraud.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

/s/ De Lyle W. Bloomquist Jan. 2, 2026 2:02 PM MST
____________________________________________
De Lyle W. Bloomquist

/s/ Lise Gingras
____________________________________________
Lise Gingras
Vice President, Human Resources

EXHIBIT A EXECUTIVE GENERAL RELEASE

I, De Lyle W. Bloomquist (“I” or “Executive”), on behalf of myself and my heirs, executors, administrators, successors, spouse, and assigns, in consideration of my continued employment during the Transition Period and the payments and benefits contained in Sections 3- 5 of the Retirement and Transition Agreement with Rayonier Advanced Materials Inc. (the “Company”) dated [●] (the “Agreement”), to which this Executive General Release (this “Executive Release”) is attached, do hereby knowingly and voluntarily release and forever discharge the Company and each of its parent entities, affiliates, and subsidiaries, and each of its and their past, present, and future subsidiaries, affiliates, parent entities, divisions, joint ventures, directors, members, officers, executives, employees, agents, representatives, attorneys, and stockholders, and any and all employee benefit plans maintained by any of the above entities and their respective plan administrators, committees, trustees, and fiduciaries individually and in their representative capacities, and its and their respective predecessors, successors, and assigns (both individually and in their representative capacities) (collectively, the “Released Parties” and each a “Released Party”), from any and all actions, causes of action, covenants, contracts, claims, cross- claims, counter-claims, charges, demands, suits, debts, controversies, losses, and liabilities whatsoever, which I or my heirs, executors, administrators, successors, or assigns ever had, now have, or may have arising prior to or on the date upon which I execute and/or re-execute (as applicable) this Executive Release (“Claims”), including any Claims arising out of or relating in any way to my employment with the Company and any of the Released Parties and any of its or their affiliates through the date upon which I execute and/or re-execute (as applicable) this Executive Release.

1.By signing and/or re-executing this Executive Release, I am providing a complete waiver of all Claims that may have arisen (with the exception of (x) Excluded Claims as defined herein and (y) the exceptions as expressly set forth in (i) Section 2, (ii) Section 4, and (iii) Section 10 herein), whether known or unknown, up until and including the date upon which I execute and/or re-execute (as applicable) this Executive Release. This includes, but is not limited to, Claims under or with respect to:

i.any and all matters arising out of my employment by the Company or any of the Released Parties through the date upon which I execute and/or re- execute (as applicable) this Executive Release and the cessation of said employment, and including, but not limited to, any alleged violation of the National Labor Relations Act (“NLRA”), the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested benefits which are not affected by this Agreement), the Americans with Disabilities Act of 1990, as amended (‘“ADA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Federal Worker Adjustment and Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), and the Genetic Information Nondiscrimination Act of 2008 (“GINA”); and

ii.any alleged violation of the Florida Civil Rights Act (FCRA), Florida Whistleblower Protection Act (FWA), Florida Workers’ Compensation Law Retaliation Act (FWCA), Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law,

Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, and the Florida Fair Housing Act (FHA); and

iii.any alleged violation of any other federal, state, or local civil or human rights law, or any other alleged violation of any local, state, or federal law, regulation, ordinance, and/or public policy, implied or express contract, fraud, negligence, estoppel, defamation, infliction of emotional distress, or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of my employment with the Company or any of the Released Parties, including, but not limited to, all claims for any compensation including salary, back wages, front pay, bonuses or awards, incentive compensation, performance-based grants or awards, severance pay, vacation pay, stock grants, stock unit grants, stock options, or any other form of equity award, fringe benefits, disability benefits, severance benefits, reinstatement, retroactive seniority, pension benefits, contributions to 401(k) plans, or any other form of economic loss; all claims for personal injury, including but not limited to physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, compensatory, exemplary, and punitive damages; and all claims for costs, expenses, and attorneys’ fees.

Executive further acknowledges that Executive later may discover facts different from or in addition to those Executive now knows or believes (or knows or believes upon such re- execution) to be true regarding the matters released or described in this Executive Release, and even so Executive agrees that the releases and agreements contained in this Executive Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

Executive represents that Executive has made no assignment or transfer of any right or Claim released herein and further agrees that he is not aware of any such right or Claim.

This Executive Release shall not apply to any obligations of the Company under the terms and subject to the conditions expressly set forth in the Agreement (claims with respect thereto, collectively, “Excluded Claims”). Executive acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Released Parties have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Released Parties through the date upon which Executive executes and/or re-executes (as applicable) this Executive Release and the cessation of his employment with the Company or any of the Released Parties and that no further payments or benefits are owed to Executive by the Company or any of the Released Parties. This Paragraph 1 shall in all respects be subject to Paragraph 10 of this Executive Release.

2.Executive understands and agrees that he would not receive the payments and benefits specified in the Agreement if not for his execution and re-execution of this Executive Release and his satisfaction of his obligations contained in the Agreement and this Executive Release, and that such consideration is greater than any amount to which he would otherwise be entitled. Nothing in this Executive Release shall release or impair (a) any right that cannot be waived by private agreement under the law, including, but not limited to, any claim for workers’ compensation or unemployment insurance benefits; (b) any vested rights under any pension or 401(k) plan; (c) any rights or claims arising after the date on which the Executive Release is executed or re-executed, as applicable; and/or (d) any right to enforce the Agreement or this Executive Release.

3.As of the date upon which Executive executes and/or re-executes (as applicable) this Executive Release, Executive acknowledges that he does not have any current charge, complaint, grievance, or other proceeding against the Company or any of the Released Parties pending before any local, state, or federal agency regarding his employment or separation from employment. This Paragraph 3 shall in all respects be subject to Paragraph 10 of this Executive Release.

4.The Company and Executive acknowledge that Executive cannot waive his right to file a charge, testify, assist, or participate in any manner in an investigation, hearing, or proceeding under the federal civil rights laws or federal whistleblower laws. Therefore, notwithstanding the provisions set forth herein, nothing contained in the Agreement or Executive Release is intended to nor shall it prohibit Executive from filing a charge with, or providing information to, the United States Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local agency or from participating or cooperating in any investigation or proceeding conducted by the EEOC or other governmental agency. With respect to a claim for employment discrimination brought to the EEOC or a state or local agency enforcing civil rights laws, Executive waives any right to personal injunctive relief and to personal recovery, damages, and compensation of any kind payable by any Released Party with respect to the claims released in the Agreement or Executive Release as set forth herein to the fullest extent permitted by law.

5.As of the date upon which Executive executes and/or re-executes (as applicable) this Executive Release, Executive affirms that he has not knowingly provided, either directly or indirectly, any information or assistance to any party who may be considering or is taking legal action against the Company or any of the Released Parties with the purpose of assisting such person in connection with such legal action. Executive understands that if this Agreement and Executive Release were not signed and re-executed, he would have the right to voluntarily provide information or assistance to any party who may be considering or is taking legal action against the Company or any of the Released Parties. Executive hereby waives that right and agrees that he will not provide any such assistance other than the assistance in an investigation or proceeding conducted by the EEOC or other federal, state, or local agency, or pursuant to a valid subpoena or court order. This Paragraph 5 shall in all respects be subject to Paragraph 10 of this Executive Release.

6.As of the date upon which Executive executes and/or re-executes (as applicable) this Executive Release, Executive represents that he has not and agrees that he will not in any way disparage the Company or any Released Party or their current and former officers, directors, and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. This Paragraph 6 shall in all respects be subject to Paragraph 10 of this Executive Release.

7.Executive agrees, in addition to obligations set forth in the Agreement, to cooperate with and make himself available to the Company or any of its successors (including any past or future subsidiary of the Company) or to any of the Released Parties, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information, or expertise. Executive acknowledges that his agreement to this provision is a material inducement to the Company to enter into the Agreement and to pay the consideration described herein.

8.As of the date upon which Executive re-executes this Executive Release, Executive acknowledges and confirms that he has returned all Company property to the Company including, but not limited to, all Company Confidential and Proprietary Information in his possession, regardless of the format and no matter where maintained. Executive also certifies that all electronic files residing or maintained on any personal computer devices (thumb drives, tablets, personal computers, or otherwise) will be returned to the Company and no copies retained by him. Executive also has returned his identification card, computer hardware and software, all paper or computer-based files, business documents, and/or other business records or office documents, as well as all copies thereof, credit and procurement cards, keys, and any other Company supplies or equipment in his possession. In addition, as of the date upon which Executive re-executes this Executive Release, Executive confirms that any business-related expenses for which he seeks or will seek reimbursement have been, or will be, documented and submitted to the Company within 10 business days after the Departure Date (as defined in the Agreement). Finally, as of the date upon which Executive re-executes this Executive Release, any amounts owed to the Company by the Executive have been paid. This Paragraph 8 shall in all respects be subject to Paragraph 10 of this Executive Release.

9.Executive acknowledges and agrees that in the event Executive has been reimbursed for business expenses, but has failed to pay his American Express bill or other Company-issued charge card or credit card bill related to such reimbursed expenses, Executive shall promptly pay any such amounts within 7 days after any request by the Company and, in addition, the Company has the right and is hereby authorized to deduct the amount of any unpaid charge card or credit card bill from the payments otherwise due to Executive or otherwise suspend payments or other benefits in an amount equal to the unpaid business expenses without being in breach of the Agreement.

10.Nothing in this Agreement or any other agreement or Company policy shall prohibit or restrict Executive or Executive’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation or (v) otherwise participating in protected whistleblower activity or making disclosures under the whistleblower provisions of any applicable law, rule or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement or Company policy is intended to conflict with 18 U..S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Furthermore, nothing in this Agreement restricts or impedes Executive’s right to discuss or disclose information relating to a claim of discrimination, retaliation, or harassment.

11.Executive agrees that neither the Agreement nor this Executive Release, nor the furnishing of the consideration for this Executive Release, shall be deemed or construed at any time for any purpose as an admission by the Company or any of the Released Parties of any liability or unlawful conduct of any kind, which the Company and Released Parties deny.

12.Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.

13.No amendment to or waiver of this Executive Release or any of its terms will be binding unless consented to in writing by the Executive and an authorized representative of the Company. No waiver by any Released Party of a breach of any provision of this Executive Release, or of compliance with any condition or provision of this Executive Release to be performed by the Executive, will operate or be construed as a waiver of any subsequent breach with respect to any other Released Party or any similar or dissimilar provision or condition at the same time or any subsequent time. The failure of any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.

14.If any term or provision of this Executive Release is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Executive Release is invalid, illegal, or unenforceable, this Executive Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which the Executive executes and re-executes (as applicable) this Executive Release.

15.Executive understands that he has twenty-one (21) calendar days within which to consider this Executive Release before signing it. The twenty-one (21) calendar day period shall begin on the day after this Executive Release is presented to Executive. After signing this Executive Release, Executive may revoke his signature within seven (7) calendar days (the “Revocation Period”). In order to revoke his signature, Executive must deliver written notification of that revocation marked “personal and confidential” to Colby Slaughter, Vice President, General Counsel and Corporate Secretary at 1301 Riverplace Blvd, Suite 2300, Jacksonville, Florida 32207. Notice of such revocation must be received within the seven (7) calendar days referenced. Executive understands that neither this Executive Release nor the Agreement will become effective or enforceable until this Revocation Period has expired and there has been no revocation by Executive, and the other terms and conditions of this Executive Release and the Agreement have been met by Executive to the Company’s satisfaction.

16.The Company’s obligations set forth in the Agreement are expressly contingent upon Executive’s re-execution and non-revocation of this Executive Release within twenty-one (21) days following the Departure Date (as defined in the Agreement). Upon Executive’s re- execution of this Agreement (the “Re-Execution Date”), Executive advances to the Re-Execution Date his release of all Claims. Executive has seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement. In order to revoke his signature, Executive must deliver written notification of that revocation marked “personal and confidential” to Colby Slaughter, Vice President, General Counsel and Corporate Secretary at 1301 Riverplace Blvd, Suite 2300, Jacksonville, Florida 32207. Notice of such revocation must be received within the seven (7) calendar days referenced above. If Executive does not re-execute this Agreement or if Executive revokes such re-execution, the Agreement and this Executive Release shall remain in full force and effect, but the Executive shall have no right to receive any payments, benefits, vesting, or other rights under Sections 3, 4, and 5 of the Agreement after the Departure Date. Provided that Executive does not revoke his re-execution within such seven (7) day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which Executive re-executes the signature page of this Executive Release.

EXECUTIVE HAS READ AND FULLY CONSIDERED THIS EXECUTIVE RELEASE, HE UNDERSTANDS IT AND KNOWS HE IS GIVING UP IMPORTANT RIGHTS, AND HE IS DESIROUS OF EXECUTING (AND RE-EXECUTING, AS APPLICABLE) AND DELIVERING THIS EXECUTIVE RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES AND THEIR AFFILIATES UNLESS EXCLUDED HEREIN; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, THAT ARE NOT SET FORTH IN THIS EXECUTIVE RELEASE OR THE AGREEMENT. HAVING ELECTED TO EXECUTE (AND RE-EXECUTE, AS APPLICABLE) THIS EXECUTIVE RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN AND IN THE AGREEMENT, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, EXECUTES (AND RE-EXECUTES, AS APPLICABLE) AND DELIVERS THIS EXECUTIVE RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE BENEFITS AND CONSIDERATION PROVIDED HEREIN ARE OF GREATER VALUE THAN THOSE TO WHICH THE EXECUTIVE WOULD OTHERWISE BE ENTITLED.

EXECUTIVE HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO CONSULT WITH HIS LEGAL COUNSEL PRIOR TO EXECUTING (AND RE-EXECUTING, AS APPLICABLE) THIS EXECUTIVE RELEASE AND THE AGREEMENT.

IF THIS DOCUMENT IS RETURNED EARLIER THAN TWENTY-ONE (21) DAYS, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE TWENTY-ONE (21) DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAYS, OR BY PROVIDING DIFFERENT TERMS TO EXECUTIVE IF HE SIGNS (OR RE-EXECUTES, AS APPLICABLE) THIS EXECUTIVE RELEASE PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

THEREFORE, the Executive voluntarily and knowingly executes and/or re-executes this Executive Release as of the dates set forth below.

/s/ De Lyle W. Bloomquist
__________________________________             Dated: January 2 , 2026
De Lyle W. Bloomquist

Not to be re-executed prior to the Departure Date:

__________________________________             Dated: , 2026
De Lyle W. Bloomquist